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                                   EXHIBIT 4.1


                    AMENDMENT TO THE BY-LAWS OF HARDINGE INC.

                             DATED FEBRUARY 20, 2001


      Effective February 20, 2001, the first sentence of Article III, Section 3. of the By-Laws of Hardinge Inc. was amended to read:

   "THE NUMBER OF DIRECTORS CONSTITUTING THE ENTIRE BOARD SHALL BE TEN (10)."